Exhibit 10.14.2

CONFIDENTIAL

LABORATORY SERVICES AGREEMENT

This LABORATORY SERVICES AGREEMENT (hereinafter referred to as the “Agreement” is made by and between Biocept, Inc. (Biocept), a California Corporation having its principal place of business at 5810 Nancy Ridge Drive, Suite 150, San Diego, CA 92121, and Clarient Diagnostic Services, Inc., a wholly owned subsidiary of Clarient, Inc., a Delaware corporation, having its principal place of business at 31 Columbia, Aliso Viejo, CA, 92656 (hereinafter referred to as the “Clarient”). This Agreement replaces, as of the Effective Date, any former agreements or letters of intent that were previously signed by both parties, including that certain Collaboration Agreement, as amended, by and between Biocept and Clarient dated as of August 17, 2011, which is hereby terminated as of the Effective Date, but excluding the letter agreement between the parties dated December 5, 2012 regarding SOW#01 and the DFPCC Agreement, which shall continue.

WHEREAS, Biocept has developed expertise and proprietary technology in enrichment, extraction and analysis of circulating tumor cells for use in diagnostic tests used for the non-invasive and early stage detection of metastatic or recurrent cancers; and

WHEREAS, Clarient is in the business of providing anatomic and molecular pathology services in oncology to the medical community, the pharmaceutical industry and other markets;

NOW, THEREFORE, it is the intent of both parties to proceed as follows:

AGREEMENT

In consideration of the mutual covenants, agreements, representations, warranties, and conditions contained herein, the Parties hereby agree as follows:

1.	Definitions

1.1      “Assay” shall mean Biocept’s OncoCEE-BR™ assay which incorporates circulating tumor cell enumeration by cytokeratin (and CEE-Enhanced™ when available and validated by Biocept), HER2 by fluorescence in situ hybridization, and any improvements or enhancements thereto, appropriately validated, exclusive of new analytes.

1.2      “Parties” includes Biocept and Clarient, and “Party” refers to either Biocept or Clarient.

1.3      “Sample” refers to a medical sample to be tested with the Assay.

1.4      “Term” shall be as specified in Section 2 of this Agreement.

2.	Term of Agreement

2.1      The Effective Date of this Agreement is May 1, 2013.

2.2      This Agreement shall expire two (2) years (“End Date”) after the Effective Date unless the Parties agree in writing and prior to the End Date to extend the Term of this Agreement.

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2.3      The Term of this Agreement shall begin on the Effective Date and shall end on the End Date, unless earlier terminated pursuant to the provisions of this Agreement.

3.	Biocept Services

3.1      Biocept agrees to provide Clarient with the necessary information and training to collect and send test requests for the Assay from its clients to Biocept’s CLIA-certified, CAP-accredited laboratory in San Diego, CA per Biocept’s pre-determined specimen requirements.

3.2      Biocept’s laboratory and contracted medical staff shall perform both the Technical and Professional Components of the Assay. Biocept shall provide the patient report directly to the ordering physician of Clarient’s client, with a copy sent to Clarient.

4.	Billing & Insurance

4.1      Biocept shall be solely responsible for billing the patient, the provider and/or the payer for the Assay, including both the Technical Component and the Professional Component of the Assay, and the collection of such amounts with respect to each Assay performed. Biocept shall bill for such insurance according to the services provided by Biocept and per Biocept’s usual and customary third party insurance billing policy using the appropriate CPT codes. Biocept shall bear all collection risk for reimbursement for the Assay; Clarient shall have neither billing nor collection responsibility and shall have no liability to Biocept for the payment of Biocept’s performance of the Assay.

4.2      At all times during the term of this Agreement, Biocept shall maintain comprehensive professional liability insurance covering itself and its employees, contractors, and agents providing testing services pursuant to this Agreement. The insurance coverage maintained by Biocept shall be at least two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) in the annual aggregate. At Clarient’s request, Biocept shall provide Clarient with a certificate of insurance evidencing that such coverage is in effect during the term of this Agreement.

5.	Regulatory Compliance

5.1      Compliance with Laws.    Biocept and Clarient and their respective Affiliates each agree to perform their respective obligations under this Agreement in material compliance with applicable federal, state and local laws, rules, and regulations, including but not limited to applicable regulations, rules, and policies of third party payers that pay for the Assay.

5.2      Privacy.    Biocept and Clarient and their respective Affiliates agree to protect the privacy and provide for the security of any information that relates to a patient’s past, present, or future physical or mental health or condition in accordance with HIPAA, and any other applicable federal and state privacy laws and regulations. Each party agrees to execute one or more Business Associate Agreements (as defined under HIPAA) as the other party, or its providers or payers, may from time to time request.

5.3      Licenses and Certifications.    Biocept shall have, at all times during the Term, all necessary federal, state and local licenses, qualifications and certifications to operate a laboratory and perform the components of the Assay, including, but not limited to, state laboratory licenses

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(excluding New York, Florida and Rhode Island; Biocept will notify Clarient when licenses in these states are obtained), CLIA certification, CAP (College of American Pathologists) certification, and any other licenses or certification required by state and/or federal law. All Assays performed by Biocept shall be in accordance with applicable state and federal testing requirements for clinical reference laboratories.

6.	Termination

6.1      Either party may terminate this Agreement by providing the other party with a written termination notice, and such notice shall terminate this Agreement (a) Sixty (60) days after the date of the notice, or (b) on the End Date, whichever is earlier.

6.2      Any termination or expiration of this Agreement shall be without prejudice to any other right or remedy that has accrued prior to the effective date of such termination or expiration and/or that is afforded to the terminating party under any applicable law. Section 5.2 and Articles 7-10 shall survive termination or expiration of this Agreement.

6.3      Either Party may immediately terminate this Agreement, by providing written notice to the other Party upon the occurrence of any of the following three situations of this Subsection:

(a)      if the other Party materially breaches its obligations, warranties, or representations made in this Agreement if such breach continues for thirty (30) days after receiving written notice thereof from the non-breaching Party;

(b)      to the extent permitted under applicable law, if a petition is filed against the other Party for an involuntary proceeding under any applicable bankruptcy or other similar law, and (a) such petition has not been dismissed within sixty (60) days after filing or (b) a court having jurisdiction has appointed a receiver, liquidator, trustee, or similar official of the other Party for any substantial portion of its property, or ordered the winding up or liquidation of its affairs, in each of (a) and (b), upon delivery of notice of such termination; or

(c)      to the extent permitted under applicable law, if the other Party commences a voluntary proceeding under applicable bankruptcy or other similar law, has made any general assignment for the benefit of creditors, or has failed generally to pay its debts as they become due, upon delivery of notice of such termination.

7.	CONFIDENTIALITY

7.1      Confidential Information.    Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five (5) years thereafter, such party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (collectively, “Confidential Information”). The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any

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unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

7.2      Exceptions.    Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records maintained in the ordinary course of business.

7.3      Authorized Disclosure.    Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)      enforcing such party’s rights under this Agreement;

(b)      prosecuting or defending litigation as permitted by this Agreement;

(c)      complying with applicable court orders or governmental regulations, including any filings with the SEC;

(d)      disclosure to Affiliates, contractors, employees and consultants who need to know such information for the development and commercialization of the Assay in accordance with this Agreement, on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement; and

(e)      disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 7.3(b) or Section 7.3(c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

7.4      Confidentiality of this Agreement.    Except as otherwise provided in this Section 7, each party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other party hereto, except that each party may disclose the terms of this Agreement that are otherwise made public prior to the date of such disclosure or to the extent such disclosure is permitted under Section 7.3.

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7.5      Press Releases; Public Announcements.    Neither party shall make a press release or public announcement that includes information relating to the Collaboration that has not been previously published without the approval of the other party. At least five days prior to any such press release or public announcement the party proposing to make such press release or public announcement (the “Publishing Party”) shall provide to the other party a draft copy thereof for its review and approval. The Publishing Party may not publish such press release or public announcement without obtaining the other party’s prior written approval. In addition, the Publishing Party shall, at the other party’s request, remove therefrom any Confidential Information of such other party. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

8.	Warranties; Limitation of Liability

8.1      Each Party hereby represents, warrants, and covenants that:    (i) it is a corporation validly organized under the laws of the state of its incorporation and is authorized to do business to the extent necessary to fulfill its obligations hereunder; (ii) it has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained; (iii) it is not aware of any impediment that would substantially impair its ability to perform the terms and conditions imposed on it by this Agreement; (iv) it has the legal right and power to fully perform its obligations hereunder; and (v) it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement.

8.2      EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.3      Limitation of Liability.    WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER SECTION 9, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.	Indemnification

9.1      Clarient indemnifies and holds harmless Biocept and its officers and directors and employees thereof from and against any and all liability, losses, claims, expenses, or damages (including reasonable attorney’s fees) of any kind (a “Liability”) to a third party resulting directly or indirectly from (i) the negligence or willful misconduct of Clarient, or (ii) breach by Clarient of this Agreement; provided that the foregoing obligation to indemnify and hold harmless Biocept shall not apply to the extent that any Liability of Biocept (A) was sustained as a result of the negligence or willful misconduct of Biocept or (B) is subject to an obligation of Biocept to indemnify and hold harmless Clarient pursuant to Subsection 9.2.

9.2      Biocept indemnifies and holds harmless Clarient and its respective officers and

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directors and employees from and against any and all Liabilities to a third party resulting directly or indirectly from (i) negligence or willful misconduct of Biocept, (ii) breach by Biocept of this Agreement, or (iii) a claim brought by a third party that the performance of the Assay by Biocept infringes the intellectual property rights of such third party; provided that the foregoing obligation to indemnify and hold harmless Clarient shall not apply to the extent that any Liability of Clarient (A) was sustained as a result of the negligence or willful misconduct of Clarient or (B) is subject to an obligation of Clarient to indemnify, defend and hold Biocept harmless pursuant to Subsection 9.1.

9.3      A Party seeking indemnification under Subsection 9.1 or 9.2, as applicable, shall promptly notify the other Party of any Liability for which such Party intends to claim such indemnification, and such Party shall cooperate fully with the other Party in the investigation, conduct, and defense of any Liability covered by this Section 9 and provide full information with respect thereto.

10.	GENERAL PROVISIONS

10.1      Governing Law.    This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of California, USA, without regard to the conflicts of law provisions thereof.

10.2      Entire Agreement; Modification.    This Agreement, including any Exhibits hereto, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including that certain Collaboration Agreement, as amended, dated as of August 17, 2011, by and between the Parties. This Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

10.3      Relationship Between the Parties.    The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

10.4      Non-Waiver.    The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

10.5      Assignment.    Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations

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hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

10.6      No Third Party Beneficiaries.    This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

10.7      Severability.    If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

10.8      Notices.    Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; or (b) if mailed, five calendar days after the date of postmark.

If to Biocept, notices must be addressed to:

Biocept, Inc.

5810 Nancy Ridge Drive, Suite 150

San Diego, CA 92121

Attention: David Hale

Executive Chairman

Telephone: (858) 320-8200

Facsimile: (858) 320-8225

If to Clarient, notices must be addressed to:

Clarient Diagnostic Services, Inc.

31 Columbia

Aliso Viejo, CA 92656

Attention: General Counsel

Telephone: 949 425-5823

Facsimile: 949 425-5863

10.9      Force Majeure.    Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, any strike or labor disturbance. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within five (5) calendar days after its occurrence. All delivery dates under this Agreement that have been affected

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by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. In the event of a force majeure that persists for thirty (30) days or more, then either party may terminate this Agreement upon written notice to the other party.

10.10    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Biocept:		Clarient:

Biocept, Inc.		Clarient Diagnostic Services, Inc.

By:	/s/ Michael J. Dunn	By:	/s/ C Eglinton Manner

Name:	Michael J. Dunn	Name:	Carrie Eglinton Manner

Title:	SVP Corp. Dev.	Title:	CEO

Date:	7/23/13	Date:	7/29/13

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